Exhibit 9.1

Independent auditors’ consent

We consent to the incorporation by reference in Registration Statement No. 333-52934, No. 333-52934-01, No. 333-80245, No.333-80245-01, No. 333-09774, No. 333-70636, No. 333-07214, No. 333-07212 and No. 033-41068 of Koninklijke Ahold N.V. on Form F-3, Form S-3 and Form S-8, as applicable, of our report dated April 8, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the application of accounting principles generally accepted (“GAAP”) in the United States of America (“US GAAP”), the restatements discussed in Note 31-f, changes in the method of accounting under Dutch GAAP for the consolidation of the Alliant Master Trust and changes in the classification for income tax contingencies and segment reporting and a change in the method of accounting under US GAAP related to the adoption of FASB Interpretation 46 as amended by FIN 46(R) in December 2003) appearing in this Annual Report on Form 20-F of Koninklijke Ahold N.V. for the year ended January 2, 2005.

/s/ Deloitte Accountants B.V.

April 8, 2005

Amsterdam, The Netherlands